FOR IMMEDIATE RELEASE	April 23, 2015
Contact: Susan Jordan 732-577-9997

UMH PROPERTIES, INC. ANNOUNCES NEW ACQUISITION

UMH Properties, Inc. (NYSE: UMH) announced today that it closed on the acquisition of two manufactured home communities located in western Pennsylvania for an aggregate purchase price of $5,300,000. These all-age communities contain a total of 324 developed homesites that are situated on approximately 141 total acres. The average occupancy for these communities is approximately 63%. With this acquisition, UMH owns ninety-one communities consisting of approximately 15,500 developed homesites.

Samuel A. Landy President, stated, “These communities further expand our position in the Marcellus and Utica Shale region. They are conveniently located within 15 miles of our Port Royal Village Sales Center. As home sales improve, our regional sales operation will be positioned to generate profitable sales at these newly acquired properties. In the meantime, we will upgrade these communities and implement our rental program to increase occupancy and generate additional revenue.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates ninety-one manufactured home communities containing approximately 15,500 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

SOURCE UMH Properties, Inc.